Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 7, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters 11% ‘Comp’ Fuels 29% Q4 Sales Jump

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, and Urban Outfitters brands, today announced sales for the fourth quarter and fiscal year ended January 31, 2008.

Total sales for the fourth quarter jumped by 29% over the comparable quarter last year to a record $465 million. Comparable store (‘comp’) sales at Anthropologie, Free People and Urban Outfitters rose by 18%, 19% and 6%, respectively, for a combined 11% increase. Direct-to-consumer sales surged by 39%, reflecting strong growth across all brands. Free People Wholesale also delivered an excellent performance for the quarter with sales increasing by a robust 34%.

“We are very pleased with our fourth quarter performance,” said Glen T. Senk, Chief Executive Officer. “Record sales across all brands and channels combined with strong ‘comps’ validate our operating strategies and fashion direction. Moreover, based on each brand’s exceptional January sales results, we are confident that our spring fashion assortments resonate with our customers,” Mr. Senk added.

Sales for the year ended January 31, 2008 increased by 23%, to a record $1.5 billion. Total comparable store sales for the period increased by 5% versus a 6% decrease last year. Direct-to-consumer sales jumped by 34% and Free People Wholesale sales rose 27%.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Urban Outfitters store sales	$196,625	$161,615	$628,328	$547,847
Anthropologie store sales	165,853	125,424	561,990	439,185
Direct-to-consumer sales	72,920	52,638	205,742	153,712
Free People sales	30,013	21,119	111,664	83,973

Total net sales	$465,411	$360,796	$1,507,724	$1,224,717

During Fiscal 2008, the Company opened 16 Urban Outfitters stores, 15 Anthropologie stores and 7 Free People stores or 38 new stores in total. The Company plans to open 45 to 49 new stores, during Fiscal 2009. Management expects to release the Company’s Fiscal 2008 financial and operating results on March 6, 2008.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 122 Urban Outfitters stores in the United States, Canada, and Europe; a catalog and two Urban Outfitters web sites; 108 Anthropologie stores in the United States; a catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 15 Free People stores, a catalog and web site.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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